SECURITIES AND EXCHANGE COMMISSION
                                 UNITED STATES
                            Washington, DC   20549

                                   FORM 8-K

                               CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported)        February 2, 1999
                             REGENCY REALTY CORPORATION
              (Exact name of registrant as specified in its charter)



      Florida                            1-12298                   59-3191743
(State or other jurisdiction            Commission              (IRS Employer
     of incorporation)                 File Number)         Identification No.)


  121 West Forsyth Street, Suite 200
           Jacksonville, Florida                                      32202
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number including area code:            (904)-356-7000



                                        Not Applicable
            (Former name or former address, if changed since last report)

Item 5.  Other Information


                      Regency Realty Corporation
                          Press Release


            FOR IMMEDIATE RELEASE       CONTACT: BRUCE M. JOHNSON
                                                 (904) 351-0604


                    REGENCY REALTY REPORTS 14.1% INCREASE IN
                    FUNDS FROM OPERATIONS TO $2.25 PER SHARE;
                       INCREASES ANNUAL DIVIDEND TO $1.84

Jacksonville, Fla. (February 2, 1999) -- Regency Realty Corporation (NYSE:REG) today announced its financial results for the year ended, December 31, 1998. All per-share amounts are diluted. For the year ended December 31, 1998, FFO was $67,121,154 or $2.25 per share, compared to $44,663,380 or $1.97 per share in
1997,  a  per-share  increase  of 14.1% year over year.  For the  quarter  ended
December 31, 1998, FFO was $17,580,848 or $.58 cents per share, a per share increase of 14.3% compared to $14,290,317 or $.51 cents per share, for the same period last year.

For the year ended December 31, 1998, net income for common stockholders was $50,590,074 or $1.75 per share, compared to $27,401,655 or $1.23 cents per share in 1997. For the quarter ended December 31, 1998, net income for common stockholders was $10,175,098 or $.34 per share, compared to $9,894,607 or $.35 cents per share, for the same period last year.

At December 31, 1998, the Company's investment in real estate was $1.25 billion, an increase of $416 million over year-end 1997. During 1998, the Company invested $384 million in 43 shopping center acquisitions, including its acquisition of the operating and development properties of Midland. The Company currently has 12 shopping centers under development or redevelopment that are, on average, 71% complete. Once completed, the total investment in these centers of $161 million will yield 10.6% upon stabilization. These in-process developments are currently 82% pre-leased. The Company, currently the largest developer for Kroger and Publix, also has six development properties under contract which when complete will represent a $62 million investment.

On September 24, 1998, the Company announced that it had agreed to merge with Pacific Retail Trust (PRT), a Dallas-based private real estate investment trust. A special meeting of shareholders will be held on February 26, 1999 to approve the merger. At December 31, 1998, PRT had an investment in real estate of $1.1 billion in 71 shopping centers containing 8.4 million SF of gross leaseable area. Martin Stein, Chairman and CEO stated, "The merger unquestionably creates enormous benefits from an operating standpoint, and will have a favorable financial impact on Regency." Operating and financial synergies are expected to exceed $5 million annually by the year 2000 - resulting in immediate and long-term accretion, according to Mr. Stein.

The Company reported same property growth for the fourth quarter of 3.7% primarily related to higher base rents and percentage rents from its tenants. In addition, during 1998, the Company completed several other transactions that strengthened Regency's capital structure. The Company sold the remainder of its office portfolio during 1998 at a cap rate of 8.4% generating proceeds of $30.9 million. The Company also completed an $80 million perpetual preferred unit offering in June at 8.125%, and a $100 million unsecured debt offering in July at 7.125%.

On February 1, 1999, the Board of Directors declared the regular quarterly cash dividend increasing it by 4.6% to $.46 per share,payable on February 26, 1999, to shareholders of record on February 12, 1999.

Regency is dedicated to being the leading national operator, owner, and developer of grocery-anchored neighborhood infill retail centers. Currently, the company owns 129 retail properties operating or under development totaling 14.7 million square feet of retail space in 16 states. Upon completion of the merger with Pacific Retail Trust, the company will own 200 retail properties totaling
23.1 million square feet of retail space in 20 states. Operating as a fully integrated real estate company, Regency Realty Corporation is a qualified real estate investment trust that is self administered and self managed.

                       Supplemental Financial Information

A copy of the Company's 1998 Supplemental Financial Report is available to all interested parties upon written request to Lesley Stocker, Investor Relations, Regency Realty Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202 or on the Company's web site at www.RegencyRealty.com.